Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Oncocyte Corporation on Form S-1 (File No. 333-213810), Form S-3 (File Nos. 333-220769, 333-231980, 333-240207, 333-252765, 333-256650 and 333-257905) and Form S-8 (File Nos. 333-219109, 333-208935, 333-227118, 333-232773 and 333-257740) of our report dated April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Oncocyte Corporation as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Oncocyte Corporation for the year ended December 31, 2023.

Our report on the consolidated financial statements refers to a change in the method of accounting for allowance for credit losses effective January 1, 2023.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

April 15, 2024